EXHIBIT 99.1

Hooker Furnishings Posts Double-Digit Income Gains in Third Quarter

MARTINSVILLE, Va., Dec. 07, 2023 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT), a global leader in the design, production, and marketing of home furnishings for nearly a century, today reported operating results for its fiscal 2024 third quarter and nine-month period ended October 29, 2023.

Fiscal 2024 Third Quarter overview:

  Consolidated net income for the quarter increased 45.4% to $7 million or $0.65 per diluted share, compared to $4.8 million or $0.42 per diluted share a year ago. Consolidated operating income increased 36.6% compared to the prior year quarter. Operating income and margin were $8.8 million and 7.5% as compared to $6.4 million and 4.2% in the prior-year third quarter, due to improved profitability in the Hooker Branded and Home Meridian (HMI) segments.
  Consolidated net sales for the fiscal 2024 third quarter decreased by $34.7 million, or 22.9%, compared to a year ago, driven by continued soft demand for home furnishings, as well as the Company's exit from the Accentrics Home product line. Net sales declined in each of the three segments versus the prior year period. However, HMI segment’s sales increased compared to the first and second quarters of the current fiscal year, sparked by a large volume of shipments for new product placements. Hooker Branded sales also increased compared to the previous quarter in the current fiscal year.
  The Company’s strategy to reposition the Home Meridian Segment from a volatile, high-risk model with unpredictable profitability to a lower risk, more sustainable revenue and profit model is beginning to yield tangible results. As the Company forecasted, the Home Meridian segment achieved a quarterly operating income for the first time since calendar year 2021. The segment contributed $0.9 million to income in the current-year third quarter compared to a $3.2 million loss in the prior-year third quarter.
  For the fiscal 2024 nine-month period, consolidated net sales decreased by $115.4 million, or 25.5%, as compared to the same period last year. The nine-month results were driven by decreased net sales in all three segments, attributable to industry-wide soft demand, as well as the exit from the Accentrics Home product line which accounted for about $10 million of the decrease. Consolidated operating income and margin were $12 million, or 3.6%, as compared to $17.6 million and 3.9% in the prior-year nine-month period. Consolidated net income was $9.3 million or $0.85 per diluted share, as compared to $13.6 million or $1.14 per diluted share in the prior-year nine-month period.

Management Commentary

“Despite a challenging macroeconomic environment for the home furnishings industry, we’re proud of our team for persevering through some difficult decisions and short-term pain to create a more sustainable and profitable business model for Hooker Furnishings,” said Jeremy Hoff, chief executive officer. “After spending considerable time repositioning HMI to focus on its core products and businesses, it is encouraging to see HMI report a quarterly profit for the first time in two years and contribute to our overall profitability. Liquidating excess inventories, rightsizing our overhead and exiting unprofitable businesses have put us in a much stronger overall position,” Hoff said. “Ongoing execution of our strategic growth initiatives is our main focus,’ he continued.

“While the housing market slowdown driven by high interest rates, and a shift in consumer discretionary spending away from home furnishings continue to challenge, we’re encouraged by positive indicators like the normalization of ocean freight rates, eased supply chain constraints, more stable raw material costs and increased labor availability.

“Demand is improving, with consolidated orders up $12.7 million, or 15.7%, for the third quarter versus the prior year period. For the first nine months, consolidated orders increased by $75.8 million or 33.5%,” he said. “Most of the consolidated increase is driven by Home Meridian segment orders which were unusually low in both prior year periods.”

“The recent Fall High Point Market was positive by all measurables across the company,” Hoff added. “Increased visibility is one of our major strategic objectives. Adding two smaller showrooms in Las Vegas and Atlanta, while moving to our largest High Point showroom, has created an exponentially larger audience for our products on the Legacy side of our business, including Sunset West. HMI also had a good market as they focused on strengthening the product assortment for Pulaski (PFC), Samuel Lawrence Furniture (SLF) and Prime Resources International (PRI). The efforts by our team at HMI have reenergized and repositioned the product offerings for growth and have received a lot of positive retail feedback along with new placements,” he said.

“As reported previously, the collective impact of our new showrooms in High Point, Atlanta and Las Vegas has increased our customer contacts from about 3,000 to around 14,000 annually, more than quadrupling the number of existing and potential customers. In the first half of the fiscal year, we opened 1,000 new accounts as visibility and engagement increased. This quarter that pace continued as we added 150 new customers on average per month,” Hoff said.

Segment Reporting: Hooker Branded

  Weak home furnishings demand drove a net sales decrease in the segment of $17.5 million or about 31%. Also contributing to the net sales decrease in the segment were short-term delays related to the implementation of a new ERP over Labor Day weekend which had an impact of approximately $3 million, which would have positioned the business down 26% for the quarter. However, Hooker Branded reported a solid operating income of $7.3 million and an operating margin of 18.6%, an improvement compared to $5.9 million and 10.3% in the prior-year quarter.
  For the fiscal 2024 nine-month period, net sales decreased by $35.2 million, or 22.8%, also due to softer demand for home furnishings.
  Gross profit and margin both increased in the fiscal 2024 third quarter despite the decline in net sales. This favorable outcome was attributed to significantly decreased product costs driven by lower ocean freight rates. In addition, warehousing costs decreased due to lower demurrage and drayage expenses, as well as lower labor and compensation expenses due to reduced shipping activities.
  The higher-than-average gross profit margin of 45.6% for the quarter was temporarily elevated due to timing issues with reduced freight and product costs. While price decreases and promotions were implemented in August, the majority of inventories sold in the quarter still carried price increases implemented in a prior year, resulting in the unusually high gross margin. We expect Hooker Branded margins to normalize to historical levels in the coming quarters.
  Incoming orders increased by 7% compared to the prior year’s third quarter and this year’s second quarter. Although quarter-end order backlog was lower than the prior-year quarter-end, it increased from this year’s second quarter-end and remained nearly 70% higher than pre-pandemic levels at the end of fiscal 2020 third quarter.

Segment Reporting: Home Meridian (HMI)

  Home Meridian’s segment net sales decreased by $6.9 million, or 13.6%, compared to the prior-year third quarter, but increased compared to the first and second quarters of the current fiscal year. Sales decreases in the e-commerce channel previously served by ACH accounted for over 40% of the overall decrease in the segment, due to our exit from the ACH line. The remaining decreases in the segment were driven by sales decreases at SLF, PRI and PFC, the divisions that serve independent furniture stores and major furniture chains. These decreases were partially offset by strong sales at Samuel Lawrence Hospitality (SLH), which reported sales increases of 152% and 46% for the third quarter and nine-month periods, respectfully.
  Despite the net sales decrease, HMI gross profit and margin increased by $3.4 million or 940 bps, in the fiscal 2024 third quarter. This increase was attributed to improved margin as we exited from the unprofitable sales channels and product lines, decreased product costs, and increased profitability at SLH. Furthermore, decreased costs in the Georgia warehouse, and decreased wage expenses due to organizational and personnel changes, all contributed to the increase of gross profit and margin. For the fiscal 2024 nine-month period, gross profit slightly decreased driven by sales decreases, while gross margin increased by 530 bps due to the previously mentioned factors, as well as the absence of warehouse transition and start-up costs incurred in the prior year first quarter.
  Home Meridian recorded a quarterly operating income of $0.9 million compared to a $3.2 million operating loss in the prior-year third quarter.
  Liquidations of inventories that were written down in the prior-year fourth quarter were essentially completed during the quarter and had immaterial impact on gross profit. Inventory levels decreased by $15 million as compared to the year-end and $46 million compared to the prior-year third quarter. In addition, we have realigned our inventory mix to reflect our current business plan and reduced our footprint in the Georgia warehouse by 200,000 square feet in the second quarter. We also entered into an agreement in the third quarter to reduce another 200,000 square feet by early next fiscal year.
  Incoming orders were 19% higher than the prior-year third quarter, but lower than the current year first and second quarters’ orders as our retail customers are matching inventories to current soft demand for home furnishings. Quarter-end backlog was lower than the same period last year and the first and second quarters of fiscal 2024.

Segment Reporting: Domestic Upholstery

  After two years of sales growth, Domestic Upholstery net sales decreased by $10.9 million, or 25%, in the fiscal 2024 third quarter due to lower demand. All four divisions reported sales decreases for both the quarter and the nine-month period.
  Gross profit and margin both decreased in the fiscal 2024 third quarter and nine-month period driven by net sales decreases. Direct material costs were 220 bps and 310 bps below prior year periods due to more stable raw material costs. However, these decreases were more than offset by under-absorbed indirect costs, which were 440 bps and 370 bps higher as compared to the prior-year third quarter and nine-month period, respectively, and consisted primarily of indirect labor costs.
  Incoming orders increased by 39% in comparison to the third quarter of the previous year, as Bradington Young, HF Custom and Shenandoah all recorded increased orders. Sunset West orders remained unchanged as compared to the prior-year third quarter. Quarter-end backlog for the segment slightly decreased from the second quarter end. Bradington-Young backlog was 2.5 times that of the pre-pandemic levels at fiscal 2020 third quarter end, while the backlogs for HF Custom and Shenandoah decreased to levels comparable to fiscal 2020.

Cash, Debt, and Inventory

  Cash and cash equivalents stood at $40 million at fiscal 2024 third quarter-end, an increase of $21 million from the prior year-end. Inventory levels decreased by $32 million from year-end and $69 million from this time a year ago. During the nine-month period, $48.8 million of cash generated from operating activities funded $11.7 million in share repurchases, $7.2 million in cash dividends to shareholders, $5.7 million in capital expenditures including investments in the new showrooms, $3.8 million for development of our cloud-based ERP system, and $2.4 million for the BOBO acquisition.
  Since the share repurchase program began in the second quarter of last year, a total of $25 million has been spent to purchase and retire 1.4 million shares of common stock. The share repurchase program was completed during the fiscal 2024 third quarter.
  In addition to the cash balance, an aggregate of $27.2 million was available under our existing revolver at quarter-end.

Capital Allocation

“Going into the end of the year, our inventory levels are aligned with current demand and our S&OP process is working well,” said Paul Huckfeldt, chief financial officer. “Our balance sheet gives us the cushion to get through the softer demand we’re seeing in the fourth quarter and continue to fund our internal growth initiatives, as well as maintaining our dividend and funding some capital projects, including further development of our ERP, which is now live at the Hooker Legacy divisions.”

Dividends

On December 5, 2023, our board of directors declared a quarterly cash dividend of $0.23 per share which will be paid on December 29, 2023 to shareholders of record at December 15, 2023. This represents a $0.01 per share or 4.5% increase over the previous quarterly dividend and the eighth consecutive annual dividend increase.

Outlook

“While economic indicators remain mixed and furniture industry retail traffic is down about 15% from January through October 2023, we believe the long-term economic outlook has improved which bodes well for Hooker and the industry,” said Hoff. “Reduced housing activity and high mortgage interest rates are still challenging, but several positives have emerged since last quarter. Core inflation is at the lowest level since 2021, the US economy grew nearly 5% last quarter, unemployment remains at record lows and a recession appears less likely.

“As mentioned earlier, current retail conditions are soft, but consolidated orders are up $12.7 million, or 15.7% for the third quarter. For the first nine months, consolidated orders increased by $75.8 million or 33.5%,” Hoff said.

“As we look to the next quarter, we see flat sales for our higher-priced Hooker Legacy brands as compared to the prior year fourth quarter. We expect that the current downturn in the furniture retail business will temporarily suppress sales growth at HMI through the fourth quarter. However, significant new retail product placements achieved by HMI recently should begin to buoy sales by the first quarter of next fiscal year as the placements generate orders and backlogs.

We believe a lot of our growth initiatives will begin to gain traction in the first half of calendar 2024. We believe that our focus on reducing costs, keeping our balance sheet strong and judiciously deploying capital, along with our investments to promote higher visibility and future growth will continue to put us in the strongest possible position to leverage a return of furniture demand to more typical levels,” Hoff concluded.

Conference Call Details

Hooker Furnishings will present its fiscal 2024 third quarter financial results via teleconference and live internet webcast on Thursday morning, December 7th, 2023 at 9:00 AM Eastern Time. A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay. To access the call by phone, participants should go to this link (registration link) and you will be provided with dial in details. To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

Hooker Furnishings Corporation, in its 99th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furnishings divisions or brands. Home Meridian’s brands include Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Pulaski Upholstery, stationary and motion upholstery collections available in fabric and leather covering the complete design spectrum at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources International, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, N.C., Las Vegas, N.V., Atlanta, G.A. and Ho Chi Minh City, Vietnam. The company operates distribution centers in Virginia, Georgia, and Vietnam. Please visit our websites hookerfurnishings.com, hookerfurniture.com, bradington-young.com, hfcustomfurniture.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, slh-co.com, bobointriguingobjects.com, and sunsetwestusa.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, including the current macro-economic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to inflation and rising interest rates, including their potential impact on (i) our sales and operating costs and access to financing, (ii) customers, and (iii) suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) the direct and indirect costs and time spent by our associates associated with the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (3) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (4) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (5) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, ocean and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers or the transportation and handling industries, including labor stoppages, strikes, or slowdowns, could adversely affect our ability to timely fill customer orders; (6) risks associated with HMI segment restructuring and cost-savings efforts, including our ability to timely dispose of excess inventories, reduce expenses and return the segment to profitability; (7) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government and possible future U.S. conflict with China; (9) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cyber-security threats or inadequate levels of cyber-insurance or risks not covered by cyber- insurance; (10) risks associated with our Georgia warehouse including the inability to realize anticipated cost savings and subleasing excess space on favorable terms; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks related to the Sunset West Acquisition including integration costs, maintaining Sunset West’s existing customer relationships, debt service costs, interest rate volatility, the use of operating cash flows to service debt to the detriment of other corporate initiatives or strategic opportunities, the loss of key employees from Sunset West, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and the costs of bringing them into compliance and failure to realize benefits anticipated from the Sunset Acquisition; (13) the risks related to the BOBO Intriguing Objects acquisition, including the loss of a key BOBO employee, inconsistencies in standards, controls, procedures and policies across the business which could adversely affect our internal control or information systems and failure to realize benefits anticipated from the BOBO Acquisition; (14) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (15) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs (such as the costs associated with the US Consumer Product Safety Commission’s new mandatory furniture tip-over standard, STURDY) related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (16) disruptions and damage (including those due to weather) affecting our Virginia or Georgia warehouses, our Virginia, North Carolina or California administrative facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative offices or warehouses in Vietnam and China; (17) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (18) our inability to collect amounts owed to us or significant delays in collecting such amounts; (19) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (20) capital requirements and costs; (21) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (22) the cost and difficulty of marketing and selling our products in foreign markets; (23) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (24) price competition in the furniture industry; (25) competition from non-traditional outlets, such as internet and catalog retailers; and (26) changes in consumer preferences, including increased demand for lower-priced furniture; and (27) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2023. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2023	2022	2023	2022

Net sales	$116,831	$151,580	$336,452	$451,803

Cost of sales	83,121	119,572	251,495	359,281

Gross profit	33,710	32,008	84,957	92,522

Selling and administrative expenses	24,016	24,712	70,207	72,255
Intangible asset amortization	924	878	2,732	2,634

Operating income	8,770	6,418	12,018	17,633

Other income, net	659	191	1,071	425
Interest expense, net	364	434	1,197	546

Income before income taxes	9,065	6,175	11,892	17,512

Income tax expense	2,027	1,334	2,620	3,946

Net income	$7,038	$4,841	$9,272	$13,566

Earnings per share
Basic	$0.66	$0.42	$0.85	$1.16
Diluted	$0.65	$0.42	$0.85	$1.14

Weighted average shares outstanding:
Basic	10,536	11,465	10,748	11,736
Diluted	10,676	11,525	10,878	11,838

Cash dividends declared per share	$0.22	$0.20	$0.66	$0.60

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	For the
	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29,	October 30,	October 29,	October 30,
	2023	2022	2023	2022

Net income	$7,038	$4,841	$9,272	$13,566
Other comprehensive income:
Amortization of actuarial (gain)/loss	(70)	21	(209)	62
Income tax effect on amortization	17	(5)	50	(15)
Adjustments to net periodic benefit cost	(53)	16	(159)	47

Total comprehensive income	$6,985	$4,857	$9,113	$13,613

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	October 29,	January 29,
	2023	2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$39,795	$19,002
Trade accounts receivable, net	59,065	62,129
Inventories	65,156	96,675
Income tax recoverable	3,073	3,079
Prepaid expenses and other current assets	5,934	6,418
Total current assets	173,023	187,303
Property, plant and equipment, net	29,079	27,010
Cash surrender value of life insurance policies	28,264	27,576
Deferred taxes	11,959	14,484
Operating leases right-of-use assets	54,202	68,949
Intangible assets, net	29,547	31,779
Goodwill	15,036	14,952
Other assets	13,388	9,663
Total non-current assets	181,475	194,413
Total assets	$354,498	$381,716

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,393	$1,393
Trade accounts payable	23,294	16,090
Accrued salaries, wages and benefits	6,716	9,290
Customer deposits	5,033	8,511
Current portion of lease liabilities	7,045	7,316
Other accrued expenses	3,135	7,438
Total current liabilities	46,616	50,038
Long term debt	21,829	22,874
Deferred compensation	7,737	8,178
Operating lease liabilities	49,651	63,762
Other long-term liabilities	877	843
Total long-term liabilities	80,094	95,657
Total liabilities	126,710	145,695

Shareholders' equity
Common stock, no par value, 20,000 shares authorized,
10,672 and 11,197 shares issued and outstanding on each date	49,503	50,770
Retained earnings	177,579	184,386
Accumulated other comprehensive income	706	865
Total shareholders' equity	227,788	236,021
Total liabilities and shareholders' equity	$354,498	$381,716

Table IV
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the
	Thirty-Nine Weeks Ended
	October 29,	October 30,
	2023	2022
Operating Activities:
Net income	$9,272	$13,566
Adjustments to reconcile net income to net cash
provided by/(used in) operating activities:
Depreciation and amortization	6,626	6,578
Deferred income tax expense	2,575	1,650
Noncash restricted stock and performance awards	1,685	1,323
Provision for doubtful accounts and sales allowances	(270)	(3,831)
Gain on life insurance policies	(784)	(744)
Loss on sales of assets	29	-
Changes in assets and liabilities:
Trade accounts receivable	3,334	3,069
Inventories	33,264	(56,343)
Income tax recoverable	5	2,357
Prepaid expenses and other assets	(3,400)	(5,863)
Trade accounts payable	7,169	(1,522)
Accrued salaries, wages, and benefits	(2,574)	936
Customer deposits	(3,477)	(1,277)
Operating lease assets and liabilities	366	(238)
Other accrued expenses	(4,400)	(391)
Deferred compensation	(650)	(419)
Net cash provided by/(used in) operating activities	$48,770	$(41,149)

Investing Activities:
Acquisitions	(2,373)	(25,912)
Purchases of property and equipment	(5,718)	(3,469)
Premiums paid on life insurance policies	(378)	(464)
Proceeds of life insurance policies	444	-
Net cash used in investing activities	(8,025)	(29,845)

Financing Activities:
Purchase and retirement of common stock	(11,674)	(9,359)
Cash dividends paid	(7,228)	(7,117)
Payments for long-term loans	(1,050)	(350)
Proceeds from long-term loans	-	25,000
Proceeds from revolving credit facility	-	36,190
Payments for revolving credit facility	-	(36,190)
Debt issuance cost	-	(38)
Net cash (used in)/provided by financing activities	(19,952)	8,136

Net increase/(decrease) in cash and cash equivalents	20,793	(62,858)
Cash and cash equivalents - beginning of year	19,002	69,366
Cash and cash equivalents - end of quarter	$39,795	$6,508

Supplemental disclosure of cash flow information:
Cash paid/(refund) for income taxes	$74	$(1)
Cash paid for interest, net	1,375	293

Non-cash transactions:
(Decrease)/Increase in lease liabilities arising from changes in right-of-use assets	$(8,987)	$7,402
Increase in property and equipment through accrued purchases	35	112

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	October 29, 2023		October 30, 2022		October 29, 2023		October 30, 2022
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$39,122	33.5%	$56,632	37.4%	$118,936	35.4%	$154,133	34.1%
Home Meridian	43,692	37.4%	50,588	33.4%	114,524	34.0%	171,721	38.0%
Domestic Upholstery	32,559	27.9%	43,436	28.7%	98,555	29.3%	122,982	27.2%
All Other	1,458	1.2%	924	0.5%	4,437	1.3%	2,967	0.7%
Consolidated	$116,831	100%	$151,580	100%	$336,452	100%	$451,803	100%

Operating income/(loss)
Hooker Branded	$7,287	18.6%	$5,860	10.3%	$13,298	11.2%	$16,423	10.7%
Home Meridian	923	2.1%	(3,205)	-6.3%	(4,532)	-4.0%	(7,290)	-4.2%
Domestic Upholstery	688	2.1%	3,823	8.8%	2,739	2.8%	8,288	6.7%
All Other	(128)	-8.8%	(60)	-6.5%	513	11.6%	212	7.1%
Consolidated	$8,770	7.5%	$6,418	4.2%	$12,018	3.6%	$17,633	3.9%

For more information, contact:
Paul A. Huckfeldt, Senior Vice President & Chief Financial Officer, Phone: (276) 666-3949